Scholastic Reports Q4 And Fiscal 2014 Results And Fiscal 2015 Outlook

Children's Book Publishing and Education Groups Deliver Strong Finish to Successful Year

NEW YORK, July 24, 2014 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal fourth quarter and full year ended May 31, 2014.

Fiscal 2014 Highlights

  2014 EPS increased +43% to $1.36, on +2% revenue growth.
  Excluding special one-time items, 2014 EPS climbed +51% to $1.84, exceeding outlook.
  Book Clubs revenue rose +12% in the year on higher engagement levels and popular titles.
  Ed Tech sales grew +9%, led by award-winning new MATH 180® intervention program.
  Minecraft™ books top best seller lists with more releases planned for fiscal 2015.

"We are pleased with our performance in fiscal 2014, a year in which we grew sales and profits in the Company's major businesses in the U.S. before the impact of one-time, mostly non-cash, charges," said Richard Robinson, Chairman, President and Chief Executive Officer. "We began the year with the successful introduction of our new innovative educational technology products, including the ground-breaking math intervention program, MATH 180, that, together with our aligned professional development and services offerings, further strengthened our ability to offer comprehensive solutions to raise the bar on performance in schools and classrooms. Our reenergized book clubs hit stride in the second half of the year, with new mailing and incentive marketing strategies that, combined with an expanded line of popular and engaging titles, resulted in higher value orders and increased ordering frequency. In Trade, new bestsellers drove frontlist growth although annual trade revenues were down slightly, as expected, on lower Hunger Games trilogy sales. We also achieved manufacturing and distribution efficiencies across our businesses over the course of the year."

Fourth Quarter 2014 Results

Scholastic reported fourth quarter 2014 revenues of $549.3 million, an increase of $42.4 million, or 8%, compared to $506.9 million in the fourth quarter of 2013, resulting from higher sales in four of the Company's five operating segments. Revenues of the Company's international business were impacted by unfavorable foreign exchange of $5.6 million in the quarter. Operating income in the fourth quarter increased 21% to $48.6 million, compared to $40.3 million a year ago, with increased profitability in Children's Book Publishing and Distribution, Educational Technology and Services, and Classroom and Supplemental Materials Publishing. Consolidated earnings were $0.85 per diluted share, compared to $0.66 per diluted share in the fourth quarter of 2013, an increase of 29%.

Fourth quarter 2014 results included one-time, mostly non-cash, pre-tax charges of $21.4 million, primarily related to Storia® operating system-specific apps that will no longer be supported due to the planned transition to a Storia streaming model, as well as a settlement charge related to the Company's pension plan and severance paid in connection with certain cost reduction and restructuring programs. These one-time items resulted in after-tax charges of $12.7 million, or $0.39 per share in the current period. Fourth quarter 2013 results included after-tax charges of $6.8 million, or $0.21 per share, related to the Company's cost reduction and restructuring programs. Excluding these special items in both years, fourth quarter 2014 operating income was $69.9 million, compared to $50.9 million in the prior year period, and consolidated earnings per diluted share increased 43% to $1.24, compared to $0.87 in the fourth quarter of 2013.

Fiscal Year 2014 Results

Total revenues in 2014 were $1.82 billion, an increase of 2% from $1.79 billion in 2013, reflecting higher engagement levels in our school-based book clubs, buoyed by more popular titles and incentives and revamped marketing tools, the successful introduction of new educational technology products, higher circulation in classroom magazines, and strong demand for the Company's summer reading programs, partially offset by unfavorable foreign currency translation of $24.2 million. Operating income for the full year 2014 was $63.1 million, down 7% from $67.9 million in 2013. Consolidated earnings per diluted share were $1.36 for the fiscal year, compared to $0.95 in the prior year, which include one-time charges of $0.48 and $0.27 per diluted share, respectively.

Excluding special one-time items, operating income was $107.0 million, compared to $81.5 million a year ago, an increase of 31%. For fiscal 2014, consolidated earnings per diluted share excluding one-time items were $1.84 versus $1.22 in fiscal 2013, topping the Company's outlook of $1.40 to $1.80 per diluted share, excluding one-time items

Free cash flow (as defined) for the fiscal year was $63.7 million, compared to $59.6 million in fiscal 2013. During the fourth quarter, Scholastic repaid $42.8 million of debt incurred as a result of the Company's purchase of its headquarters location in New York City in February 2014. At year end, the Company's net debt (as defined) was $114.9 million. A year ago, cash and cash equivalents exceeded the Company's total debt by $85.4 million.

Fiscal 2015 Outlook

In fiscal 2015, Scholastic expects revenue growth and enhanced profitability across the majority of its businesses and channels. In its children's book businesses, the Company's outlook reflects expectations for continued growth in its re-positioned book clubs and increased revenue per fair in its book fairs unit. Scholastic also expects the recent success of Minecraft to continue, with two additional titles and a boxed set scheduled for release later this year, as well as new titles in many of its bestselling series, like Captain Underpants® and Star Wars®: Jedi Academy. Additionally, Scholastic intends to extend its leadership position in multiplatform publishing, introducing Tombquest™ in early 2015, while creatively promoting its backlist and digital offerings. Sales of the Hunger Games trilogy in both domestic trade and international major markets are expected to decrease in 2015, but will remain a significant contributor to revenue.

In its education businesses, the Company expects sales of its educational technology products, in reading and math, along with their comprehensive professional development and services solutions, to continue their positive trajectory as the Company adds sales resources and focuses on broadening the user base of its high-margin programs, including READ 180® and System 44®. The Company also expects to launch the sequel to MATH 180 in the fourth quarter of fiscal 2015 with its concentration on foundational pre-algebra concepts. In its classroom books unit, the Company expects revenue growth to be driven by acceptance of its new guided reading non-fiction books and instructional resources. Lastly, the Company expects growth in its international business to be partially offset by increased investment in new education products and the build-out of the sales organization in Asia.

As a result of the above factors, the Company expects total revenue in fiscal 2015 of approximately $1.9 billion and earnings per diluted share in the range of $1.80 to $2.00, before the impact of special one-time items.

Fiscal 2015 free cash flow is expected to be between $65 and $85 million. This outlook includes capital expenditures returning to more normal levels of $45 to $55 million, compared to $27.0 million in fiscal 2014, and prepublication and production spending of approximately $65 to $75 million, compared to $66.1 million in fiscal 2014.

Fourth Quarter and Fiscal 2014 Segment Results

Children's Book Publishing and Distribution. Segment revenue in the fourth quarter was $276.8 million, up 15% from $241.1 million in the prior year period. Operating income, which was impacted by special one-time charges relating to the transition from Storia native apps to a Storia streaming model for children's ebook delivery, was $26.0 million, up 31%, compared to $19.9 million in the prior period. For fiscal 2014, segment revenue was $873.5 million, an increase of $26.6 million, compared to $846.9 million in fiscal 2013. Full year operating income was $22.8 million, compared to operating income of $24.5 million in the prior year, including the impact of special one-time items of $31.4 million and $4.0 million, respectively. Excluding these one-time items, full year operating income increased by $25.7 million, or 90%, to $54.2 million. Segment results for both the quarter and fiscal year primarily reflect higher revenue per book club order and higher revenue per fair in the Company's school-based distribution channels. Trade revenues were up 22% in the fourth quarter with growth in the frontlist driven by multiplatform bestselling Spirit Animals™, the latest release in the Wings of Fire series by Tui Sutherland and David Baldacci's The Finisher, as well as the strength of Minecraft handbooks and Lego® movie titles, which were leveraged across all channels. For the full year, trade revenues were lower, as expected, due to lower sales of the Hunger Games trilogy, although it remains a top-10 series on The New York Times bestseller list.

Educational Technology and Services. Segment revenue in the fourth quarter was $57.2 million, up 7% from $53.7 million in the prior period due mainly to stronger sales of MATH 180, READ 180, and iRead™. Segment operating income was $7.2 million, compared to $2.9 million in the fourth quarter of fiscal 2013, an increase of 148%. For the fiscal year, segment revenue was $248.7 million, up $21.0 million, or 9%, compared to $227.7 million a year ago. Segment operating income was $39.6 million in fiscal 2014, compared to $29.5 million in the prior year, an increase of 34%, due to higher sales, partially offset by the amortization of prepublication expense tied to the newly released programs. Fiscal year results were driven by higher purchases of the Company's new curriculum educational technology products – MATH 180, System 44 Next Generation, iRead and Common Core Code X®, partially offset by lower mid-year sales of READ 180, which were affected by a realignment of the sales force, and lower revenues from professional development and consulting services.

Classroom and Supplemental Materials Publishing. Segment revenue in the fourth quarter was $88.2 million, an increase of 5% versus the prior period revenue of $83.7 million, due to increased sales of classroom magazines and summer reading programs. Segment operating income for the quarter was $27.1 million, compared to $25.0 million in the fourth quarter of fiscal 2013. For the fiscal year, segment revenue was $229.6 million, compared to $218.0 million a year ago, a 5% improvement, due to strong sales of classroom magazines, especially the Common Core-aligned print and digital editions of Scholastic News®/Weekly Reader®, and classroom books and summer reading programs. Segment operating income improved by 27% to $37.5 million in fiscal 2014, up from $29.6 million in the prior period.

International. Segment revenue in the fourth quarter was $109.0 million, down 3% versus the prior period revenue of $112.8 million. Operating income for the quarter was $9.2 million versus $10.3 million in the fourth quarter of fiscal 2013. For the fiscal year, segment revenue was $414.3 million, compared to $441.1 million in the prior year. Due to the strengthening of the U.S. dollar, foreign exchange had a negative impact on revenue of $5.6 million and $24.2 million in the fourth quarter and full year, respectively. Segment operating income in fiscal 2014 was $30.8 million, compared to $39.8 million in fiscal 2013, as a result of lower revenues, including a decline in Hunger Games trilogy sales, and the higher cost of U.S. dollar-denominated product, combined with higher levels of investment in expanded education product development in India and Singapore.

Media, Licensing and Advertising. Segment revenue in the fourth quarter was $18.1 million, an increase of 16%, as compared to $15.6 million in the prior year period, primarily due to higher programming and rights and royalties revenues. Operating income was $3.1 million for the quarter, compared to $4.7 million in the fourth quarter of fiscal 2013. The lower operating income on higher realized sales in the quarter was primarily due to higher amortization of production expenses for original animated programming for Word Girl® and Astroblast™. For the fiscal year, segment revenue was $56.2 million, compared to $58.7 million in the prior year. Operating loss for the segment in fiscal 2014 was $0.7 million, compared to income of $4.7 million a year ago. Segment results for the fiscal year are primarily the result of lower consumer magazine and custom publishing revenues and decreased sales of interactive products, partially offset by higher proceeds from the sale of Scholastic Media programming.

Other Financial Results. Corporate overhead expense was $66.9 million in fiscal 2014, compared to $60.2 million in the prior year, reflecting higher employee-related and incentive compensation expenses in the current period, including one-time items of $11.9 million and $7.6 million, respectively.

As previously announced, the Company's Board of Directors declared a quarterly cash dividend of $0.15 per share on the Company's Class A and Common Stock for the first quarter of fiscal 2015. The dividend is payable on September 15, 2014 to shareholders of record as of the close of business on August 29, 2014.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations. Please refer to the non-GAAP financial tables attached to this press release for supporting details on special one-time items and other financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 8:30 am ET today, July 24, 2014. Scholastic's Chairman, President and CEO, Richard Robinson, and Executive Vice President, CAO and CFO, Maureen O'Connell, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 65494395. The recording will be available through Friday, August 1, 2014.

About Scholastic

Scholastic Corporation (NASDAQ: SCHL) is the world's largest publisher and distributor of children's books and a leader in educational technology and related services and children's media. Scholastic creates quality books and ebooks, print and technology-based learning materials and programs, magazines, multi-media and other products that help children learn both at school and at home. The Company distributes its products and services worldwide through a variety of channels, including school-based book clubs and book fairs, retail stores, schools, libraries, on-air, and online at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	05/31/14	05/31/13	05/31/14	05/31/13

Revenues	$549.3	$506.9	$1,822.3	$1,792.4

Operating costs and expenses:
Cost of goods sold (1)	252.6	226.8	846.0	829.6
Selling, general and administrative expenses (2)	216.3	219.7	815.6	821.6
Bad debt expense	1.8	2.9	8.2	6.8
Depreciation and amortization	15.4	17.2	61.4	66.5
Asset impairments (3)	14.6	-	28.0	-
Total operating costs and expenses	500.7	466.6	1,759.2	1,724.5

Operating income (loss)	48.6	40.3	63.1	67.9

Interest expense, net	1.0	3.0	6.9	14.5
Loss on investments (4)	1.1	-	5.8	0.0

Earnings (loss) from continuing operations before income taxes	46.5	37.3	50.4	53.4

Provision (benefit) for income taxes (5)	18.3	12.5	6.1	17.6

Earnings (loss) from continuing operations	28.2	24.8	44.3	35.8

Earnings (loss) from discontinued operations, net of tax	(0.1)	(3.3)	0.1	(4.7)

Net income (loss)	$28.1	$21.5	$44.4	$31.1

Basic and diluted earnings (loss) per Share of Class A and Common Stock: (6)
Basic:
Earnings (loss) from continuing operations	0.87	0.78	1.38	1.12
Earnings (loss) from discontinued operations, net of tax	(0.00)	(0.11)	0.01	(0.15)
Net income (loss)	0.87	0.67	1.39	0.97

Diluted:
Earnings (loss) from continuing operations	0.86	0.76	1.36	1.10
Earnings (loss) from discontinued operations, net of tax	(0.01)	(0.10)	0.00	(0.15)
Net income (loss)	0.85	0.66	1.36	0.95

Basic weighted average shares outstanding	32,240	31,774	31,985	31,786
Diluted weighted average shares outstanding	32,825	32,314	32,528	32,387

(1)

In the three and twelve months ended May 31, 2014, the Company recognized a pretax charge of $2.4 for royalties on Storia operating system-specific apps that will no longer be supported due to the planned transition to a Storia streaming model.

(2)

In the three and twelve months ended May 31, 2014, the Company recognized pretax severance charges of $1.6 and $10.8, respectively, related to the Company's cost savings initiatives; a pretax non-cash settlement charge of $1.7 in respect to certain lump sum benefits paid from the Company's defined benefit pension plan; and a pretax charge of $1.0 for Storia operating system-specific apps that will no longer be supported due to the planned transition to a Storia streaming model.  In the three and twelve months ended May 31, 2013, the Company recognized pretax severance charges of $6.6 and $9.6, respectively, related to such cost savings initiatives and a pretax charge of $4.0 related to asset impairments.

(3)

In the three and twelve months ended May 31, 2014, the Company recognized a pretax impairment charge of $14.6 related to Storia operating system-specific apps that will no longer be supported due to the planned transition to a Storia streaming model.  In the twelve months ended May 31, 2014, the Company recognized a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

(4)

In the twelve months ended May 31, 2014, the Company recognized a pretax loss of $4.8 related to a UK-based cost method investment and a pretax loss of $1.0 related to a US-based equity method investment.

(5)

In the twelve months ended May 31, 2014, the Company recognized $13.8 of tax benefits from previously unrecognized income tax positions related to the Company's settlement of the 2007, 2008 and 2009 IRS audits.

(6)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding.  Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENTS
(UNAUDITED)
(Amounts in millions)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	05/31/14	05/31/13	Change		05/31/14	05/31/13	Change

Children's Book Publishing and Distribution
Revenue
Book Clubs	$66.9	$43.3	$23.6	55%	$230.7	$206.0	$24.7	12%
Book Fairs	170.2	165.2	5.0	3%	472.3	458.2	14.1	3%
Consolidated Trade	39.7	32.6	7.1	22%	170.5	182.7	(12.2)	(7%)
Total revenue	276.8	241.1	35.7	15%	873.5	846.9	26.6	3%
Operating income (loss)	26.0	19.9	6.1	31%	22.8	24.5	(1.7)	(7%)
Operating margin	9.4%	8.3%			2.6%	2.9%

Educational Technology and Services
Revenue	57.2	53.7	3.5	7%	248.7	227.7	21.0	9%
Operating income (loss)	7.2	2.9	4.3	148%	39.6	29.5	10.1	34%
Operating margin	12.6%	5.4%			15.9%	13.0%

Classroom and Supplemental Materials Publishing
Revenue	88.2	83.7	4.5	5%	229.6	218.0	11.6	5%
Operating income (loss)	27.1	25.0	2.1	8%	37.5	29.6	7.9	27%
Operating margin	30.7%	29.9%			16.3%	13.6%

International
Revenue	109.0	112.8	(3.8)	(3%)	414.3	441.1	(26.8)	(6%)
Operating income (loss)	9.2	10.3	(1.1)	(11%)	30.8	39.8	(9.0)	(23%)
Operating margin	8.4%	9.1%			7.4%	9.0%

Media, Licensing and Advertising
Revenue	18.1	15.6	2.5	16%	56.2	58.7	(2.5)	(4%)
Operating income (loss)	3.1	4.7	(1.6)	(34%)	(0.7)	4.7	(5.4)
Operating margin	17.1%	30.1%			-	8.0%

Overhead expense	24.0	22.5	(1.5)	(7%)	66.9	60.2	(6.7)	(11%)

Operating income (loss) from continuing operations	$48.6	$40.3	$8.3	21%	$63.1	$67.9	($4.8)	(7%)

SCHOLASTIC CORPORATION
SUPPLEMENTAL INFORMATION
(UNAUDITED)
(Amounts in millions)

SELECTED BALANCE SHEET ITEMS

		05/31/14	05/31/13

Continuing Operations
	Cash and cash equivalents	$20.9	$87.4
	Accounts receivable, net	253.3	214.9
	Inventories, net	272.7	278.1
	Accounts payable	145.3	156.2
	Accrued royalties	34.1	34.4
	Lines of credit, short-term debt and current portion of long-term debt	15.8	2.0
	Long-term debt, excluding current portion	120.0	0.0
	Total debt	135.8	2.0
	Total capital lease obligations	0.0	57.7
	Net debt (1)	114.9	(85.4)

Discontinued Operations
	Total assets of discontinued operations	0.4	0.4
	Total liabilities of discontinued operations	1.1	1.3

Total stockholders' equity		915.5	864.4

SELECTED CASH FLOW ITEMS

		THREE MONTHS ENDED		TWELVE MONTHS ENDED
		05/31/14	05/31/13	05/31/14	05/31/13

	Net cash provided by (used in) operating activities	$71.5	$81.4	$156.8	$189.1
	Less: Additions to property, plant and equipment	7.6	12.3	27.0	55.8
	Pre-publication and production costs	18.8	22.4	66.1	73.7

	Free cash flow (use) (2) (3)	$45.1	$46.7	$63.7	$59.6

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents.  The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances), reduced by spending on property, plant and equipment and pre-publication and production costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions.  The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

(3)	Free cash flow (use) includes discontinued operations for the three and twelve months ended May 31, 2014 and May 31, 2013.

SCHOLASTIC CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/14	items	One-time items	05/31/13	items	One-time items

Revenues	$549.3	$0.0	$549.3	$506.9	$0.0	$506.9

Operating costs and expenses:
Cost of goods sold (1)	252.6	(2.4)	250.2	226.8	-	226.8
Selling, general and administrative expenses (1)(2)	216.3	(4.3)	212.0	219.7	(10.6)	209.1
Bad debt expense	1.8	-	1.8	2.9	-	2.9
Depreciation and amortization	15.4	-	15.4	17.2	-	17.2
Asset impairments (1)	14.6	(14.6)	-	0.0	-	-
Total operating costs and expenses	500.7	(21.3)	479.4	466.6	(10.6)	456.0

Operating income (loss)	48.6	21.3	69.9	40.3	10.6	50.9

Interest expense, net	1.0	-	1.0	3.0	-	3.0
Loss on investments	1.1	(0.1)	1.0	0.0	-	-

Earnings (loss) from continuing operations before income taxes	46.5	21.4	67.9	37.3	10.6	47.9

Provision (benefit) for income taxes	18.3	8.7	27.0	12.5	3.8	16.3

Earnings (loss) from continuing operations	28.2	12.7	40.9	24.8	6.8	31.6

Earnings (loss) from discontinued operations, net of tax	(0.1)	-	(0.1)	(3.3)	-	(3.3)

Net income (loss)	$28.1	$12.7	$40.8	$21.5	$6.8	$28.3

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Earnings (loss) from continuing operations	0.87	0.39	1.26	0.78	0.21	0.99
Earnings (loss) from discontinued operations, net of tax	(0.00)	-	(0.00)	(0.11)	-	(0.11)
Net income (loss)	0.87	0.39	1.26	0.67	0.21	0.88

Diluted:
Earnings (loss) from continuing operations	0.86	0.39	1.25	0.76	0.21	0.97
Earnings (loss) from discontinued operations, net of tax	(0.01)	-	(0.01)	(0.10)	-	(0.10)
Net income (loss)	0.85	0.39	1.24	0.66	0.21	0.87

	TWELVE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/14	items	One-time items	05/31/13	items	One-time items

Revenues	$1,822.3	$0.0	$1,822.3	$1,792.4	$0.0	$1,792.4

Operating costs and expenses:
Cost of goods sold (1)	846.0	(2.4)	843.6	829.6	-	829.6
Selling, general and administrative expenses (1)(2)	815.6	(13.5)	802.1	821.6	(13.6)	808.0
Bad debt expense	8.2	-	8.2	6.8	-	6.8
Depreciation and amortization	61.4	-	61.4	66.5	-	66.5
Asset impairments (1)(3)	28.0	(28.0)	-	0.0	-	-
Total operating costs and expenses	1,759.2	(43.9)	1,715.3	1,724.5	(13.6)	1,710.9

Operating income (loss)	63.1	43.9	107.0	67.9	13.6	81.5

Interest expense, net	6.9	-	6.9	14.5	-	14.5
Loss on investments (4)	5.8	(4.8)	1.0	0.0	-	-

Earnings (loss) from continuing operations before income taxes	50.4	48.7	99.1	53.4	13.6	67.0

Provision (benefit) for income taxes (5)	6.1	33.0	39.1	17.6	5.0	22.6

Earnings (loss) from continuing operations	44.3	15.7	60.0	35.8	8.6	44.4

Earnings (loss) from discontinued operations, net of tax	0.1	-	0.1	(4.7)	-	(4.7)

Net income (loss)	$44.4	$15.7	$60.1	$31.1	$8.6	$39.7

Basic and diluted earnings (loss) per Share of Class A and Common Stock:
Basic:
Earnings (loss) from continuing operations	1.38	0.48	1.86	1.12	0.27	1.39
Earnings (loss) from discontinued operations, net of tax	0.01	-	0.01	(0.15)	-	(0.15)
Net income (loss)	1.39	0.48	1.87	0.97	0.27	1.24

Diluted:
Earnings (loss) from continuing operations	1.36	0.48	1.84	1.10	0.27	1.37
Earnings (loss) from discontinued operations, net of tax	0.00	-	0.00	(0.15)	-	(0.15)
Net income (loss)	1.36	0.48	1.84	0.95	0.27	1.22

(1)

In the three and twelve months ended May 31, 2014, the Company recognized a pretax charge of $2.4 for royalties on Storia operating system-specific apps that will no longer be supported due to the planned transition to a Storia streaming model.

(2)

In the three and twelve months ended May 31, 2014, the Company recognized pretax severance charges of $1.6 and $10.8, respectively, related to the Company's cost savings initiatives; a pretax non-cash settlement charge of $1.7 in respect to certain lump sum benefits paid from the Company's defined benefit pension plan; and a pretax charge of $1.0 for Storia operating system-specific apps that will no longer be supported due to the planned transition to a Storia streaming model.  In the three and twelve months ended May 31, 2013, the Company recognized pretax severance charges of $6.6 and $9.6, respectively, related to such cost savings initiatives and a pretax charge of $4.0 related to asset impairments.

(3)

In the three and twelve months ended May 31, 2014, the Company recognized a pretax impairment charge of $14.6 related to Storia operating system-specific apps that will no longer be supported due to the planned transition to a Storia streaming model.  In the twelve months ended May 31, 2014, the Company recognized a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment.

(4)

In the twelve months ended May 31, 2014, the Company recognized a pretax loss of $4.8 related to a UK-based cost method investment and a pretax loss of $1.0 related to a US-based equity method investment.

(5)

In the twelve months ended May 31, 2014, the Company recognized $13.8 of tax benefits from previously unrecognized income tax positions related to the Company's settlement of the 2007, 2008 and 2009 IRS audits.

SCHOLASTIC CORPORATION
RESULTS OF CONTINUING OPERATIONS - SEGMENT SUPPLEMENTAL
(UNAUDITED)
(Amounts in millions except per share data)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/14	items	One-time items	05/31/13	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$66.9		$66.9	$43.3		$43.3
	Book Fairs	170.2		170.2	165.2		165.2
	Consolidated Trade	39.7		39.7	32.6		32.6
	Total revenue	276.8		276.8	241.1		241.1
	Operating income (loss) (1)	26.0	18.0	44.0	19.9	4.0	23.9
	Operating margin	9.4%		15.9%	8.3%		9.9%

	Educational Technology and Services
	Revenue	57.2		57.2	53.7		53.7
	Operating income (loss)	7.2		7.2	2.9		2.9
	Operating margin	12.6%		12.6%	5.4%		5.4%

	Classroom and Supplemental Materials Publishing
	Revenue	88.2		88.2	83.7		83.7
	Operating income (loss)	27.1		27.1	25.0		25.0
	Operating margin	30.7%		30.7%	29.9%		29.9%

	International
	Revenue	109.0		109.0	112.8		112.8
	Operating income (loss) (2)	9.2		9.2	10.3	2.0	12.3
	Operating margin	8.4%		8.4%	9.1%		10.9%

	Media, Licensing and Advertising
	Revenue	18.1		18.1	15.6		15.6
	Operating income (loss)	3.1		3.1	4.7		4.7
	Operating margin	17.1%		17.1%	30.1%		30.1%

	Overhead expense (3)	24.0	(3.3)	20.7	22.5	(4.6)	17.9

	Operating income (loss) from continuing operations	$48.6	$21.3	$69.9	$40.3	$10.6	$50.9

		TWELVE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/14	items	One-time items	05/31/13	items	One-time items

	Children's Book Publishing and Distribution
	Revenue
	Book Clubs	$230.7		$230.7	$206.0		$206.0
	Book Fairs	472.3		472.3	458.2		458.2
	Consolidated Trade	170.5		170.5	182.7		182.7
	Total revenue	873.5		873.5	846.9		846.9
	Operating income (loss) (1)	22.8	31.4	54.2	24.5	4.0	28.5
	Operating margin	2.6%		6.2%	2.9%		3.4%

	Educational Technology and Services
	Revenue	248.7		248.7	227.7		227.7
	Operating income (loss)	39.6		39.6	29.5		29.5
	Operating margin	15.9%		15.9%	13.0%		13.0%

	Classroom and Supplemental Materials Publishing
	Revenue	229.6		229.6	218.0		218.0
	Operating income (loss)	37.5		37.5	29.6		29.6
	Operating margin	16.3%		16.3%	13.6%		13.6%

	International
	Revenue	414.3		414.3	441.1		441.1
	Operating income (loss) (2)	30.8	0.6	31.4	39.8	2.0	41.8
	Operating margin	7.4%		7.6%	9.0%		9.5%

	Media, Licensing and Advertising
	Revenue	56.2		56.2	58.7		58.7
	Operating income (loss)	(0.7)		(0.7)	4.7		4.7
	Operating margin	-		-	8.0%		8.0%

	Overhead expense (3)	66.9	(11.9)	55.0	60.2	(7.6)	52.6

	Operating income (loss) from continuing operations	$63.1	$43.9	$107.0	$67.9	$13.6	$81.5

(1)

In the three and twelve months ended May 31, 2014, the Company recognized a pretax charge of $18.0 related to Storia operating system-specific apps that will no longer be supported due to the planned transition to a Storia streaming model.  In the twelve months ended May 31, 2014, the Company recognized a pretax goodwill impairment charge of $13.4 in the Children's Book Publishing and Distribution segment. In the three and twelve months ended May 31, 2013, the Company recorded a pretax charge of $4.0 related to asset impairments.

(2)

In the twelve months ended May 31, 2014, the Company recognized a pretax severance charge in its International segment of $0.6 related to cost savings initiatives.  In the three and twelve months ended May 31, 2013, the Company recorded a pretax severance charge of $2.0 related to the Company's cost savings initiatives.

(3)

In the three and twelve months ended May 31, 2014, the Company recognized a pretax non-cash settlement charge of $1.7  in respect to certain lump sum benefits paid from the Company's defined benefit pension plan.  In the three and twelve months ended May 31, 2014, the Company recognized pretax severance charges of $1.6 and $10.2, respectively, in Corporate Overhead related to the Company's cost savings initiatives.   In the three and twelve months ended May 31, 2013, the Company recognized pretax severance charges of $4.6 and $7.6, respectively, in Corporate Overhead related to such cost savings initiatives.

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CONTACT: Scholastic Corporation: Investors, Gil Dickoff, (212) 343-6741, investor_relations@scholastic.com or Media, Kyle Good, (212) 343-4563, kgood@scholastic.com